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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*

                           MTI Technology Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   533903105
                          ----------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               Page 1 of 8 pages

-------------------                                            -----------------
CUSIP NO. 533903105                     13G                    PAGE 2 OF 8 PAGES
-------------------                                            -----------------

-------------------------------------------------------------------------------
  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Steven Hamerslag and Jean Wells Hamerslag Family Trust,
          dated 12/09/88
-------------------------------------------------------------------------------
  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                        (b)  [ ]
-------------------------------------------------------------------------------
  (3)     SEC USE ONLY
-------------------------------------------------------------------------------
  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          California
-------------------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                    1,313,092
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     None
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   1,313,092
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               None
-------------------------------------------------------------------------------
  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,313,092
-------------------------------------------------------------------------------
 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                            [ ]
-------------------------------------------------------------------------------
 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.59%
-------------------------------------------------------------------------------
 (12)     TYPE OF REPORTING PERSON*

          00
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                            -----------------
CUSIP NO. 533903105                     13G                    PAGE 3 OF 8 PAGES
-------------------                                            -----------------

-------------------------------------------------------------------------------
  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Steven J. Hamerslag
-------------------------------------------------------------------------------
  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                        (b)  [ ]
-------------------------------------------------------------------------------
  (3)     SEC USE ONLY
-------------------------------------------------------------------------------
  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
-------------------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                    None
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     1,400,592 (includes 1,313,092 shares held by
    EACH                       trust of which Mr. Hamerslag is co-trustee)
  REPORTING            --------------------------------------------------------
 PERSON WITH           (7)     SOLE DISPOSITIVE POWER
                               None
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               1,400,592 (includes 1,313,092 shares held by
                               trust of which Mr. Hamerslag is co-trustee)
-------------------------------------------------------------------------------
  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,400,592
-------------------------------------------------------------------------------
 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                            [ ]
-------------------------------------------------------------------------------
 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.90%
-------------------------------------------------------------------------------
 (12)     TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP NO. 533903105                     13G                    PAGE 4 OF 8 PAGES
-------------------                                            -----------------

-------------------------------------------------------------------------------
  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Jean Wells Hamerslag
-------------------------------------------------------------------------------
  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                        (b)  [ ]
-------------------------------------------------------------------------------
  (3)     SEC USE ONLY
-------------------------------------------------------------------------------
  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
-------------------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                    None
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     1,400,592 (includes 1,313,092 shares held by
    EACH                       trust of which Mrs. Hamerslag is co-trustee, and
  REPORTING                    the remainder held by her husband)
 PERSON WITH           --------------------------------------------------------
                       (7)     SOLE DISPOSITIVE POWER
                               None
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               1,400,592 (includes 1,313,092 shares held by
                               trust of which Mrs. Hamerslag is co-trustee, and
                               the remainder held by her husband)
-------------------------------------------------------------------------------
  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,400,592
-------------------------------------------------------------------------------
 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                            [ ]
-------------------------------------------------------------------------------
 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.90%
-------------------------------------------------------------------------------
 (12)     TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------

ITEM 1.

        (a)     Name of Issuer: MTI Technology Corporation

        (b)     Address of Issuer's Principal Executive Offices:

                4905 E. La Palma Avenue, Anaheim, California 92807

ITEM 2.

        (a)     Name of Person Filing:

                (i) Steven J. Hamerslag and Jean Wells Hamerslag Family Trust, dated 12/9/88

                (ii)    Steven J. Hamerslag

                (iii)   Jean Wells Hamerslag

        (b)     Address of Principal Business Office or, if none, Residence:

                c/o MTI Technology Corporation
                4905 East La Palma Avenue
                Anaheim, California 92807

        (c)     Citizenship:    (i)     California

                                (ii)    United States of America

                                (iii)   United States of America

        (d)     Title of Class of Securities: Common Stock

        (e)     CUSIP Number: 533903 10 5

ITEM 3. If this statement is filed pursuant to Rule 13d-l(b), or 13d-2(b)

        Not applicable

ITEM 4. Ownership

        (a) Amount Beneficially Owned: 1,400,592 by Mr. and Mrs. Hamerslag (includes 1,313,092 shares of Common Stock beneficially owned by Trust)

        (b)     Percent of class: 4.90% (4.59% by trust)

        (c)     Number of shares as to which such person has:

                (i)     sole power to vote or to direct the vote:
                        (A) Mr. & Mrs. Hamerslag - none; (B) Trust - 1,313,092

                (ii)    shared power vote or to direct the vote:
                        (A) Mr. & Mrs. Hamerslag - 1,400,592 (includes 1,313,092
                        shares of Common stock held by Trust); (B) Trust - none

                (iii) sole power to dispose or to direct the dispose or to direct the disposition of:
                        (A) Mr. & Mrs. Hamerslag - none; (B) Trust - 1,313,092

                (iv)    shared power to dispose or to direct the disposition of:
                        (A) Mr. & Mrs. Hamerslag - 1,400,592 (includes 1,313,092
                        shares of Common stock held by Trust); (B) Trust - none

ITEM 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable

ITEM 8.  Identification and Classification of Members of Group

         See Exhibit A attached hereto

ITEM 9.  Notice of Dissolution of the Group

         Not applicable

ITEM 10. Certification

         Not applicable

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       February 9, 1999
                                       -----------------------------------------
                                       Date

                                       /s/ Steven J. Hamerslag
                                       -----------------------------------------
                                       Steven J. Hamerslag

                                       /s/ Jean Wells Hamerslag
                                       -----------------------------------------
                                       Jean Wells Hamerslag


                                       Steven J. Hamerslag
                                       and Jean Wells Hamerslag
                                       Family Trust dated 12/09/88

                                       By:  /s/ Steven J. Hamerslag
                                          --------------------------------------
                                                Steven J. Hamerslag
                                                Co-Trustee

                                       By:  /s/ Jean Wells Hamerslag
                                          --------------------------------------
                                                Jean Wells Hamerslag
                                                Co-Trustee

                                    EXHIBIT A

        The following are members of the group filing the Schedule 13G to which this Exhibit is attached: Steven J. Hamerslag, Jean Wells Hamerslag, and The Steven J. Hamerslag and Jean Wells Hamerslag Family Trust, dated 12/9/88. The undersigned further agree that such Schedule 13G is filed on behalf of each of them.

Date:  February 9, 1999

                                       /s/ Steven J. Hamerslag
                                       -----------------------------------------
                                       Steven J. Hamerslag

                                       /s/ Jean Wells Hamerslag
                                       -----------------------------------------
                                       Jean Wells Hamerslag


                                       Steven J. Hamerslag
                                       and Jean Wells Hamerslag
                                       Family Trust dated 12/09/88

                                       By:  /s/ Steven J. Hamerslag
                                          --------------------------------------
                                                Steven J. Hamerslag
                                                Co-Trustee

                                       By:  /s/ Jean Wells Hamerslag
                                          --------------------------------------
                                                Jean Wells Hamerslag
                                                Co-Trustee